Exhibit 10.5

MEREDITH CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

This Agreement is made as of _____________, between Meredith Corporation, an Iowa corporation (the “Company”), and _______________________ (the “Director”), covering one or more grants by the Company to the Director of shares of Restricted Stock under the Meredith Corporation 2014 Stock Incentive Plan (the “Plan”). This Agreement is subject to all applicable provisions of the Plan and the Plan’s Prospectus. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
1.Grant of Shares. In consideration of valuable services rendered by the Director to the Company and of the agreements hereinafter set forth, the Company has granted and may hereafter grant to the Director shares of Common Stock of the Company, $1.00 par value (the “Shares”). With respect to each grant of Shares, the date of grant, the number of Shares granted and the date or dates of the lapse of the “Restrictions” (as defined in Section 2 below) shall be set forth in a notice of the grant (“Notice of Grant”). Concurrently with each grant, the Company will transfer an amount equal to $1.00 (the par value thereof) from the Company’s Additional Paid-in Capital account to the Company’s Common Stock account for each of the Shares that are the subject of this grant, so that said Shares are fully paid and non-assessable. The Shares shall be registered on the books of the Company’s transfer agent in the Director’s name. The Director shall have all the rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions paid or made with respect to the Shares. However, any securities of the Company which may be issued with respect to such Shares by virtue of any stock split, combination, stock dividend or recapitalization shall be deemed to be “Shares” hereunder and shall be subject to all the terms and conditions of the Plan and this Agreement.
2.Restriction. Until and to the extent that the Restriction imposed by this Section 2 has lapsed pursuant to Sections 3 or 4 below, the Shares shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 5 below.
3.Lapse of Restriction by Passage of Time. The Restriction shall lapse and have no further force or effect with respect to the Shares comprising each grant at the time or times set forth in the Notice of Grant.
4.Death, Disability or Retirement. In the event of the death, permanent disability or retirement of the Director prior to the lapse of the Restriction on any or all of the Shares, the Restriction on all such Shares shall lapse and have no further effect as of the date of death, permanent disability or retirement. For these purposes, “permanent disability” shall mean the Director is determined to be unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and “retirement” shall mean (a) leaving the Board of the Company at the end of the full term for which the Director was elected, (b) retirement from the Board of the Company at any time at or after age 72, or (c) retirement at any time with the consent of the Board of the Company.
5.Forfeiture of Shares. In the event of the termination of the Director’s service on the Board of the Company for any reason other than death, permanent disability or retirement, all of the Shares then subject to the Restriction shall be forfeited and transferred to the Company by the Director.

The Company is hereby authorized to cause the transfer into its name all Shares that are forfeited to the Company pursuant to this Section.
6.Delivery of Shares. Shares as to which the Restriction has lapsed shall be delivered by the Company to the Director or his or her representative.
7.Withholding Taxes. The Director acknowledges his or her responsibility for the payment of any taxes for the respective tax jurisdiction attributable to any Shares and that no taxes will be withheld by the Company.
8.Notices. All notices hereunder shall be deemed given on the date that it is (1) delivered in hand, (2) sent by certified mail, return receipt requested, postage prepaid, or by Federal Express or other recognized delivery service, which provides proof of delivery, all delivery charges prepaid, or (3) two business days after it is sent in writing, in each case addressed as follows:
To the Company:
Meredith Corporation
1716 Locust Street, LS-101A
Des Moines, IA 50309
Attention: Corporate Secretary

To the Director:

9.Term of Agreement. This Agreement shall terminate on (a) expiration of Director’s current term, or (b) the date of the lapse of all remaining Restrictions, whichever is last to occur.
10.Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns and the Director.
11.Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Iowa and shall be brought only in federal or state court in Iowa.
12.Plan Document. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, the Plan Prospectus, and any share ownership and retention guidelines established by the Company. The Plan and the Plan Prospectus are available at:
Plan Prospectus: http://intranet.meredith.com/Documents/S-8%20for%202014%20SIP.pdf
Plan: http://intranet.meredith.com/Documents/2014%20Stock%20Incentive%20Plan.pdf or from:

Corporate Secretary
Meredith Corporation
1716 Locust Street, Mail Stop LS101-A
Des Moines, IA 50309
Phone:    515-284-3357
Fax:     515-284-3933
Email: shareholderhelp@meredith.com

13.Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
IN WITNESS WHEREOF, the parties have executed this Agreement, on and as of the date first above written.

MEREDITH CORPORATION

Chief Development	___________________, Director
Officer, General Counsel, and Secretary
Social Security Number